Exhibit 99.1

resTORbio Provides Corporate Update and Reports First Quarter 2020 Financial Results

BOSTON, Massachusetts, May 07, 2020 – resTORbio, Inc. (Nasdaq: TORC), a clinical-stage biopharmaceutical company developing innovative medicines that target the biology of aging to prevent or treat aging-related diseases, today provided a corporate update and reported financial results for the first quarter ended March 31, 2020.

“Following our extensive review of strategic alternatives, we are pleased about the recently reported merger agreement between resTORbio and Adicet Bio. The combined company will focus on the development of Adicet’s off-the-shelf allogeneic gamma delta T cell therapies for oncology and other indications,” commented Chen Schor, Co-Founder, President and CEO of resTORbio. “We look forward to completing the merger in the second half of 2020 and continuing to work diligently with the Adicet Bio management team to achieve that objective.”

Recent Corporate Highlights

Announced merger agreement with Adicet Bio, Inc. (“Adicet”) to advance allogeneic gamma delta CAR-T cell therapy

In April, resTORbio, Inc. (“resTORbio”) entered into a definitive merger agreement under which Adicet would merge with a wholly-owned subsidiary of resTORbio in an all-stock transaction. Under the terms of the agreement, the Adicet stockholders will become the majority owners of resTORbio’s outstanding common stock upon the close of the merger. Certain of resTORbio’s stockholders who collectively own approximately 24% of the outstanding shares of resTORbio’s common stock have entered into voting agreements, pursuant to which they have agreed, among other things, and subject to the terms and conditions of the agreements, to vote in favor of the merger agreement. The proposed merger will create a combined, publicly traded biotechnology company operating under the name, “Adicet Bio, Inc.” The combined company will focus on the development of off-the-shelf allogeneic gamma delta T cell therapies focused on oncology and other indications. Adicet’s lead product candidate, ADI-001, is a gamma delta CAR-T cell therapy targeting CD20 antigens and is being developed for non-Hodgkin’s lymphoma. Adicet has a strong pipeline of pre-clinical and discovery programs based on its allogeneic gamma delta CAR-T cell platform.

The merger agreement also contemplates a contingent value right agreement (“CVR Agreement”) between resTORbio, a holders’ representative and rights’ representative, pursuant to which each holder of resTORbio common stock would be entitled to one contractual contingent value right (“CVR Right”) issued by resTORbio, subject to the CVR Agreement, for each share of resTORbio common stock held by such holder. A CVR Right will entitle the holder to receive net proceeds of the commercialization, if any, received from a third party commercial partner of RTB101.

Announced termination of fifth cohort in Phase 1b/2a Trial of RTB101 in Parkinson’s disease due to COVID-19 level 4 alert in New Zealand

To ensure safety of the clinical trial participants and the study coordinators, resTORbio has decided to terminate the study and not to enroll the fifth cohort due to the COVID-19 level 4 alert in New Zealand, where all non-essential services have been closed and people have been instructed to stay home. Enrollment of four of the five planned once-weekly dosing arms of RTB101 300 mg, sirolimus 2 mg, RTB101 300 mg in combination with sirolimus 2 mg, and RTB101 300 mg in combination with sirolimus 4 mg has been completed. resTORbio plans to analyze the data from the four completed dosing arms and data from the four completed cohorts is expected by mid-2020.

First Quarter 2020 Financial Results

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R&D Expenses: Research and development (R&D) expenses were $4.8 million for the three months ended March 31, 2020 compared to $8.9 million for the three months ended March 31, 2019. The decrease was primarily due to the reduction in the number of ongoing clinical trials.

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G&A Expenses: General and administrative (G&A) expenses were $2.5 million for the three months ended March 31, 2020 compared to $2.8 million for the three months ended March 31, 2019. The decrease was primarily due to a decrease in headcount partially offset by higher facilities-related expenses.

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Net Loss: Net loss was $7.0 million, or $0.19 per share, for the three months ended March 31, 2020 compared to a net loss of $11.1 million, or $0.38 per share, for the three months ended March 31, 2019.

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities were $76.3 million as of March 31, 2020 compared to $91.5 million as of December 31, 2019.

About RTB101
RTB101 is an oral, selective, and potent TORC1 inhibitor product candidate that inhibits the phosphorylation of multiple targets downstream of TORC1. Inhibition of TORC1 has been observed to extend lifespan and healthspan in aging preclinical species and to improve the function of aging organ systems, suggesting potential benefits in several aging-related diseases.

About resTORbio
resTORbio, Inc. is a clinical-stage biopharmaceutical company developing innovative medicines that target the biology of aging to treat aging-related diseases. resTORbio’s lead program selectively inhibits TORC1, an evolutionarily conserved pathway that contributes to the decline in function of aging organ systems. Learn more about resTORbio, Inc. at www.resTORbio.com.

resTORbio Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: the proposed merger agreement with Adicet and the structure, expected timing and completion of the proposed merger, future product development plans and projected timelines for the initiation and completion of preclinical and clinical trials; the potential for the results of ongoing preclinical or clinical trials and the efficacy of either our or Adicet’s product candidates; the combined company’s future financial performance, results of operations or sufficiency of capital resources to fund operating requirements; expectations of the potential impact of COVID-19 on strategy, future operations, and the timing of clinical trials and timing related to Adicet’s future clinical trials; the safety, efficacy and regulatory, and clinical progress of our product candidates, including RTB101 alone or in combination with sirolimus; our expectations around the timing of our data announcement from the four completed cohorts; our ability to replicate results achieved in our clinical trials in any future trials; financial plans and projections; our expectations regarding our uses of capital, expenses, future accumulated deficit and other first quarter 2020 financial results; and the potential payment of proceeds pursuant to the CVR Agreement. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements or guidance regarding our plans to develop RTB101 alone or in combination with rapalogs, including the therapeutic potential and clinical benefits thereof and the potential patient populations that may be addressed by our product candidates, our ongoing and future clinical trials for RTB101, including the timing of the initiation and anticipated results of these trials, our ability to replicate results achieved in our clinical trials in any future trials, the timing of the closure of the merger transaction with Adicet and our ability to maximize any benefits in connection with such merger constitute forward-looking statements. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to: (i) risks associated with resTORbio’s ability to obtain the stockholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; (iv) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (v) resTORbio’s continued listing on the Nasdaq Global Market until closing of the proposed merger transaction; (vi) the combined company’s listing on the Nasdaq Global Market after closing of the proposed merger transaction; (vii) the adequacy of the combined company’s capital to support its future operations and its ability to successfully initiate and complete clinical trials; (viii) the nature, strategy and focus of the combined company; (ix) the difficulty in predicting the time and cost of development of resTORbio’s product candidates; (x) the executive management and board structure of the combined company; (xi) the risk that any potential payment of proceeds pursuant to the CVR Agreement may not be distributed at all or result in any value to resTORbio’s stockholders; and (xii) those risks detailed in resTORbio’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law.

RESTORBIO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$4,841	$8,852
General and administrative	2,539	2,839
Total operating expenses	7,380	11,691
Loss from operations	(7,380)	(11,691)
Other income, net	349	631
Loss before income taxes	(7,031)	(11,060)
Income tax expense	7	9
Net loss	$(7,038)	$(11,069)
Net loss per share —basic and diluted	$(0.19)	$(0.38)
Weighted-average number of common shares used in net loss per share —basic and diluted	36,445	29,015

RESTORBIO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash, cash equivalents and marketable securities	$76,343	$91,473
Prepaid expenses and other current assets	1,238	1,780
Total current assets	77,581	93,253
Restricted cash	245	245
Property and equipment, net	380	414
Total assets	$78,206	$93,912

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,210	$6,716
Accrued liabilities	1,355	5,483
Total current liabilities	2,565	12,199
Other liabilities	24	15
Total liabilities	2,589	12,214

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	236,751	235,777
Accumulated deficit	(161,170)	(154,132)
Accumulated other comprehensive income	32	49
Total stockholders' equity	75,617	81,698
Total liabilities and stockholders' equity	$78,206	$93,912

Investor Contact

Janhavi Mohite
Stern Investor Relations, Inc.
212-362-1200

janhavi.mohite@sternir.com

Media Contact

Lauren Arnold
MacDougall

617-694-5387
larnold@macbiocom.com